Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF INNOTRAC CORPORATION

Article 1.

The name of the corporation is Innotrac Corporation.

Article 2.

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

Article 3.

The duration of the corporation shall be perpetual.

Article 4.

The corporation is organized for profit and is organized for the purpose of engaging in any lawful business. The corporation shall have all of the general powers granted to corporations organized under the Georgia Business Corporation Code, whether granted by specific statutory authority or by construction of law.

Article 5.

The corporation is authorized to issue One Thousand (1,000) shares with a par value $0.10 per share.

Article 6.

The street address of the registered office is 40 Technology Pkwy South, #300, Norcross, Georgia 30092, in Gwinnett County. The registered agent at such address is Corporation Service Company.

Article 7.

The principal mailing address of the corporation is 401 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.